Exhibit 99.2

SPESCOM SOFTWARE APPOINTS NEW CHAIRMAN

SAN DIEGO, CA, November 17, 2004 – Spescom Software Inc (OTC BB: SPCO), a leading provider of enterprise content and configuration management (ECM) solutions today announced the appointment of Michael Silverman as chairman of the board of the company effective November 17, 2004.

Mr Silverman has been a board member since April 2004.  He is a Chartered Accountant and has an M.B.A. from Stanford University. He has had extensive experience in the software industry and is currently the chairman of Island Pacific (AMEX: IPI), a software company. He founded Advanced Remote Communication Solutions, Inc. (formerly known as Boatracs, Inc.) in 1990. He served as its Chairman until May 2002, and as Chief Executive Officer and President until October 1997, and again from November 1999 to May 2002. Mr. Silverman previously was the chairman and chief executive officer of the Sussex Group of Companies, which included Huffman-Koos, Barker Bros., and Colby’s.

“I am excited about the future of the company and see significant market opportunities for its innovative information management solutions”, commented Michael Silverman. “Since my involvement with the company earlier this year I have been impressed with the progress made by the management team and look forward to assisting in guiding the company on its strategy to grow and increase shareholder value.”

“We are very pleased that Michael has accepted the role of chairman of the board”, commented Carl Mostert, CEO of Spescom Software.  “His extensive business experience and knowledge will be a great help in guiding the company to move ahead and achieve its growth objectives, as well as assisting us in conforming to increasingly stringent Corporate Governance demands.”

About Spescom Software Inc.

Spescom Software (OTCBB: SPCO) delivers information management solutions that capture, manage and control all enterprise content in large-scale computing and networked systems in a broad range of businesses and industries.  Spescom’s solutions provide uniquely clear information to users, delivered in context to the various assets, products and processes that the information relates to, resulting in improved customer satisfaction, higher productivity and increased levels of safety and data security. Spescom achieves this through its tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability. Our solutions enable the identification of all critical enterprise information, the effective management of information change and other business processes, as well as the maintenance of records to ensure regulatory compliance. Key customers include Constellation Energy, Continental Express, AmerenUE, the Cities of Las Vegas, Nev., and Dayton, Oh. Lloyds Register, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail and many others.  For more information, visit www.spescomsoftware.com.

Cautionary Language

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Company Contacts:

Carl Mostert, CEO

Spescom Software Inc.

(858) 625-3000

John Low, CFO

Spescom Software Inc.

(858) 625-3000